Exhibit 4.1

STOCK CERTIFICATE

Altisource Portfolio Solutions S.A.

Société anonyme

33, Boulevard Prince Henri

L - 1724 Luxembourg

R.C.S. Luxembourg B 72391

Share capital: USD 30,784,907

(the "Company")

This is to certify that [NAME] is the owner of [AMOUNT] fully paid shares, with a par value of USD 1 each, in the share capital (capital social) of the Company on [DATE].

Executed by the Company in Luxembourg on [DATE].

Altisource Portfolio Solutions S.A., represented by:

Name:
Title: Director

Name:
Title: Director